Exhibit 8

                         RCBA Strategic Partners, L.P.
                         909 Montgomery St., Suite 400
                        San Francisco, California 94133
                                (415) 434-1111


                               February 23, 2001


Board of Directors
CB Richard Ellis Services, Inc.
200 North Sepulveda Boulevard
El Segundo, California 90245-4380
Attention:   James J. Didion
             Chairman of the Board of Directors

Dear Sirs:

                 Concurrently herewith CB Richard Ellis Services, Inc., a Delaware corporation (the "Company") is entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), by and among the Company, BLUM CB Holding Corp., a Delaware corporation ("Holding"), and BLUM CB Corp., a Delaware corporation wholly owned by Holding ("Acquiror"). Capitalized terms in this letter shall have the meaning ascribed thereto in the Agreement.

                 In exchange for good and valuable consideration and in order to induce the Company to enter into the Agreement, RCBA Strategic Partners, L.P. ("BLUM"), an affiliate of Holding and Acquiror, hereby irrevocably guarantees (the "Guarantee") the payment to the Company of any and all amounts which are finally judicially determined to be due to the Company from Acquiror or Holding by reason of the willful breach of the terms of the Agreement by Acquiror or Holding (any such amount so due, an "Obligation"), up to a maximum of $20,000,000 in the manner set forth in the following paragraph of this letter. For the purposes of this Guarantee, the term "finally judicially determined" shall mean the entry of a judgment by a court or other tribunal of competent jurisdiction, which judgment has become final and non-appealable, that Acquiror or Holding are in willful breach of the terms of the Agreement or, in the event either Acquiror or Holding become the subject of a case under any chapter of title 11 of the United States Code, the allowance by order of the bankruptcy court or other court of competent jurisdiction, of the Company's proof of claim against Acquiror or Holding based on its willful breach of the Agreement, which order has become final and non-appealable.

                 If Acquiror or Holding shall have been finally judicially determined to have been in willful breach of the Agreement, then BLUM, promptly upon, and in no event less than five Business Days after, the Company's written demand, shall be obligated to pay to the Company an amount

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CB Richard Ellis Services, Inc.                                        2
February 23, 2001

equal to the unpaid Obligation then due and owing, up to a maximum of $20,000,000. Any Obligation paid by BLUM shall be paid in lawful currency of the United States of America and in immediately available funds.

                 This Guarantee shall terminate upon the earlier of (i) the Closing Date or (ii) the termination of the Agreement pursuant to the provisions of Section 10.1 thereof under circumstances which can not give rise to any Obligation.

                 This Guarantee is unconditional. BLUM hereby waives all notices (including notice of acceptance of the Guarantee, of default or nonperformance, demands and protests in connection with the enforcement of the obligations hereunder).

                 NO REMEDIES OTHER THAN AS PROVIDED BY THIS GUARANTEE SHALL BE AVAILABLE AGAINST BLUM, FREEMAN SPOGLI & CO. ("FREEMAN SPOGLI") OR THEIR RESPECTIVE AFFILIATES (OTHER THAN ACQUIROR OR HOLDING), DIRECTLY OR INDIRECTLY (INCLUDING THROUGH A CLAIM AGAINST ACQUIROR OR HOLDING), WITH RESPECT TO THE AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, OTHER THAN FOR FRAUD OR PURSUANT TO THE CONFIDENTIALITY AGREEMENT REFERENCED IN SECTION 8.4 OF THE AGREEMENT. IT IS UNDERSTOOD AND AGREED THAT THE COMPANY WILL RECOVER ANY RECOVERABLE AMOUNTS ARISING OUT OF THE AGREEMENT SOLELY FROM ACQUIROR OR HOLDING UNDER THE AGREEMENT OR FROM BLUM HEREUNDER (AS PROVIDED HEREIN) OR PURSUANT TO THE CONFIDENTIALITY AGREEMENT REFERENCED IN SECTION 8.4 OF THE AGREEMENT. THE COMPANY COVENANTS NOT TO SUE BLUM, FREEMAN SPOGLI OR THEIR RESPECTIVE AFFILIATES (OTHER THAN ACQUIROR OR HOLDING) FOR ANY MATTER ARISING OUT OF THE AGREEMENT OR OUT OF THE CONTEMPLATED TRANSACTIONS, OTHER THAN FOR FRAUD OR TO ENFORCE THIS GUARANTEE OR PURSUANT TO THE CONFIDENTIALITY AGREEMENT REFERENCED IN SECTION 8.4 OF THE AGREEMENT. THIS GUARANTEE CONSTITUTES THE SOLE REMEDY OF THE COMPANY AGAINST BLUM, FREEMAN SPOGLI OR THEIR AFFILIATES (OTHER THAN ACQUIROR OR HOLDING) WITH RESPECT TO THE AGREEMENT OR WITH RESPECT TO THE CONTEMPLATED TRANSACTIONS, OTHER THAN FOR FRAUD OR PURSUANT TO THE CONFIDENTIALITY AGREEMENT REFERENCED IN SECTION 8.4 OF THE AGREEMENT.

                 BLUM hereby represents and warrants to the Company as to the following: (a) it has all requisite legal capacity, power and authority to enter into this Guarantee and to perform its obligations hereunder; (b) this Guarantee has been duly authorized, executed and delivered by BLUM and constitutes a valid and binding obligation of BLUM enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent

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CB Richard Ellis Services, Inc.                                        3
February 23, 2001

conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; (c) the execution and delivery of this Guarantee do not, and the compliance by BLUM with the terms hereof will not, conflict with or result in any violation of, or default (with or without notice or lapse of time or both) under, permit the termination of any provision of or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any Lien upon any of the assets or properties of BLUM under, (i) any provision of any agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such undersigned party or its property or assets, (ii) the organizational documents of BLUM or (iii) any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which BLUM is a party or by which it is bound, except to the extent that any such events would not reasonably be expected to have a material adverse effect on BLUM's ability to perform under this Guarantee.

                 Neither this Guarantee nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Guarantee will be binding upon, inure to the benefit of and be enforceable only by the parties hereto and their respective permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void.

                 This Guarantee constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision. Any term or provision of this Guarantee which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guarantee in any other jurisdiction.

                 This Guarantee shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts and executed and to be performed entirely within such State.

CB Richard Ellis Services, Inc.                                        4
February 23, 2001



                                          Sincerely,

                                          RCBA STRATEGIC PARTNERS, L.P.

                                          By:  RCBA GP, L.L.C., its general
                                               partner


                                          By:
                                             ----------------------------
                                             Name: Claus J. Moller
                                             Title:

Agreed to and accepted as of the
date first set forth above:

CB RICHARD ELLIS SERVICES, INC.



By:
    -------------------------------
    Name:  Walter V. Stafford
    Title: